Exhibit 99.1

Aerie Pharmaceuticals Elects James Mazzo to the Company’s Board of Directors

BEDMINSTER, N.J., RESEARCH TRIANGLE PARK, N.C., & NEWPORT BEACH, Calif. – June 11, 2014 – Aerie Pharmaceuticals, Inc. (Nasdaq: AERI) today announced that James Mazzo has been elected to the Company’s Board of Directors, effective June 11, 2014. Mr. Mazzo brings an impressive track record of leadership roles within the ophthalmic industry, including as the former head of Abbott Medical Optics, and currently serves as Operating Partner at Versant Ventures.

“We’re excited to welcome Jim Mazzo to the Board. Jim offers a wealth of experience in commercializing innovative products and technologies across a broad range of ophthalmology applications,” said Vicente Anido, Ph.D., Chairman and Chief Executive Officer. “His expertise in building pre-commercial pipelines will prove highly beneficial as we advance our triple-action product candidate, Rhopressa™, into Phase 3 clinical trials early next quarter, and report Phase 2b data for our quadruple-action candidate, Roclatan™, in late June or early July.”

Mr. Mazzo’s 35-year career in the healthcare industry includes seven years as Chairman, President and CEO of Advanced Medical Optics (AMO), which was sold to Abbott Laboratories in 2009 for $2.8 billion. Previously, he had a more than 20-year tenure at Allergan in a variety of leadership roles, eventually leading the spinoff of AMO from Allergan in 2002. Upon taking the helm at AMO, Mr. Mazzo expanded the company into an industry-leading, publicly traded corporation with more than $1 billion in annual revenues. Following the acquisition of AMO, Mr. Mazzo became Senior Vice President at Abbott, in addition to serving as President of Abbott Medical Optics, the successor of AMO within Abbott.

Currently, in addition to his position as Operating Partner at Versant Ventures, Mr. Mazzo serves as Executive Chairman and CEO of Versant portfolio company AcuFocus, which specializes in corneal inlays and is known for its revolutionary KAMRA inlay for the treatment of presbyopia. He also is the Executive Chairman of Neurotech Pharmaceuticals, which is advancing encapsulated cell technology as a drug delivery platform for retinal degenerative diseases. Further, Mr. Mazzo is a Public Trustee on the Governing Board of the American Society of Cataract and Refractive Surgery (ASCRS). He received his B.S. degree from California State University, Long Beach.

“I am highly impressed with Aerie’s differentiated glaucoma product portfolio. Aerie’s lead product candidates, Rhopressa™ and Roclatan™, have already shown very promising results, including the novel ability to target the diseased tissue, or main drain of the eye, along with multiple additional mechanisms of action to reduce intraocular pressure,” said James Mazzo. “I very much look forward to working closely with the Aerie team in helping to further advance these innovative product candidates, each of which has the potential to change the future landscape of glaucoma therapies.”

About Aerie Pharmaceuticals

Aerie is a clinical-stage pharmaceutical company focused on the discovery, development and commercialization of first-in-class glaucoma therapies. The Company is preparing for two Phase 3 registration trials in the U.S. where the primary efficacy endpoint will be to demonstrate non-inferiority of IOP lowering for Rhopressa™ (dosed once daily and twice daily) compared to timolol (dosed twice daily), along with a third safety-only trial in Canada. The Company is also currently executing a Phase 2b clinical trial where the primary efficacy endpoint is to demonstrate superiority of Roclatan™ to each of its components.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the success, timing and cost of our ongoing and anticipated preclinical studies and clinical trials for our current product candidates, including statements regarding the timing of initiation and completion of the studies and trials; our expectations regarding the clinical effectiveness of our product candidates and results of our clinical trials; the timing of and our ability to obtain and maintain U.S. Food and Drug Administration or other regulatory authority approval of, or other action with respect to, our product candidates; our expectations related to the use of proceeds from our initial public offering; our estimates regarding anticipated capital requirements and our needs for additional financing; the potential advantages of our product candidates; and our ability to protect our proprietary technology and enforce our intellectual property rights. By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics and industry change, and depend on regulatory approvals and economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. We discuss many of these risks in greater detail under the heading “Risk Factors” in the quarterly and annual reports that we file with the Securities and Exchange Commission (SEC). Forward-looking statements are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contacts

Aerie Pharmaceuticals

Richard Rubino, 908-470-4320

rrubino@aeriepharma.com

or

Burns McClellan, Inc., on behalf of Aerie Pharmaceuticals

Angeli Kolhatkar, 212-213-0006

akolhatkar@burnsmc.com